GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

GENEREX BIOTECHNOLOGY CORPORATION

Moderator:   Mark Fletcher
October 12, 2010
10:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the Generex Biotechnology Conference to discuss the global medical direct acquisitions.  At this time all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session, and instructions will follow at that time.  If anyone should require assistance while the conference is in progress, please press star and then zero on your touch-tone telephone to reach an operator.  As a reminder, this conference may be recorded.  I would like to introduce your host for today, Mr. Mark Fletcher.  Sir, please go ahead.

Mark Fletcher:
Good morning, everyone, I’m Mark Fletcher, Interim President and CEO of Generex.  Assisting  me with our call this morning are a number of people on our team; I’ll just run through that list with you now.  Dr. Eric Von Hofe, President of Antigen Express, our wholly-owned sub; Dr. Craig Eagle, of our Scientific Advisory Board; Dr. Gerald Bernstein, our Vice President of Medical Affairs; George Markus, our Vice President for Regulatory and Scientific Affairs; two Advisors to the company, Dr. David Brusegard and Dr. Joseph Rubinfeld, and Stephen Fellows, our Vice President of Finance.

I’m obligated to start off by making a reference to forward-looking statements and the (State Harbor Statement) under the Private Securities Litigation Reform Act of 1995.  During this conference call, management will be discussed financial projections, information or expectations of the company’s products or markets or otherwise make statements about the future, which statements are forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  Each risks and uncertainties are detailed in the company’s filings with the SEC.  Our foreign 10K Annual Report in respect of our fiscal year ended July 31, 2010, will be filed with the SEC on October 14.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Once again, thank you to all of you who are joining us for this call to discuss recent developments here at Generex.  First and foremost, I’d like to say on behalf of our entire team that we remain committed to the successful development and commercialization of our rich pipeline of products.  We’ve been moving to streamline our efforts as well as act on items which we believe are critical to the long-term success of our organization.  A major step forward for us in positioning Generex Oral-lyn, as well as our other diabetes-related products, for the future, is our recently announced agreement to acquire 51 percent of Global Medical Direct, a private company.

For those of you unfamiliar with GMD, it is a nationwide durable medical equipment and pharmaceutical provider specializing in direct-to-consumer diabetes supplies and medications.  GMD provides its growing roster of more than sixty-five thousand patients with an easy-to-use, cost-effective and convenient way for them to obtain their diabetes supplies and medications through their health plans or employer and government payors such as Medicare and Medicaid.  GMD provides its patients with blood-glucose meters, test strips, lancets, insulin, insulin pumps, and diabetes maintenance medications and supplies.  GMD manages the reimbursement process for patients, dealing directly with insurers and payors.

We see this acquisition being a great benefit to our company on a number of different levels.  First, their business has been growing at a double-digit level, both top and bottom line, for five years, with projected calendar 2010 revenue of  $30 million and net income of approximately $8 million.  For our $25 million investment we acquired 51 percent of this fast-growing company at approximately six times this year’s earnings.  The acquisition is scheduled to close in January 2011.  In the interim, we are conducting a full audit of the business to ensure that our purchase price is based on independently verified information.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Secondly, GMD operates in a diabetes space, creating a host of complementary, revenue-generating opportunities for both companies.  Having a platform to cost-effectively reach out to a growing patient base of  sixty-five thousand and their physicians for our Generex Oral-lyn Treatment (IND) program as well as when we complete the FDA approval process for the product, will be of great benefit to both of our companies.

Additionally, the ability to quickly reach this patient base for our Glucose RapidSpray, as well as our other diabetic products, should (produce) our revenue from the outset.

Thirdly, GMD has a sophisticated distribution hub which will serve as a co-location for our commercialization of Generex Oral-lyn and our other proprietary products in this category.

Fourthly, and perhaps most importantly, is that GMD has a staff of professionals that have an in-depth knowledge of the insurance and government reimbursement system.  Their expertise in setting up patients under this system will be of great importance to the treatment (IND) program as well as once we achieve full FDA approval.  This knowledge will also be of great value down the road for our vaccine platform.

All in all, we believe this acquisition is a win-win scenario, and we look forward to working with GMD’s management to forward both of our operations.

Now before I move on to talk about some of the other items on our agenda, I would like to turn the call over briefly to Dr. Eric Von Hofe and Dr. Craig Eagle to briefly discuss our vaccine platform and our initiatives for the future.  Eric?

Eric Von Hofe:
OK, thanks a lot, Mark.  I’d just like to say initially that this is a very exciting year for Antigen Express, as I’m sure you all are aware that we are going to have the first approval of an active immunotherapy for cancer this year, which clearly changed the environment, and I think it made people realize that active immunotherapy is a reality and can succeed in the clinic.  Secondly, we announced positive interim results from our Phase II trial of our (IIkey) hybrid against HERC2 positive breast cancer.  So it’s been a very good year from that perspective.  So what I’d like to do is just give a very brief overview of the different projects of Antigen Express.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

We are both a platform as well as product-focused company.  We have two technology platforms.  One is the (IIkey) hybrid which is the basis for our HERC2 hybrid compound that’s in the clinic.  And the second is a technology whereby we inhibit the expression of a protein, an (immuno-related) protein, to also stimulate the immune system in a specific manner to fight cancer.  So in addition to our Phase II program in breast cancer, we just completed a Phase I in prostate cancer, and I’m making preparations for launching a Phase II study in prostate cancer.  We also have a combination trial that’s been ongoing in Phase I, so I’m looking at A-37 which is our HERC2 compound in combination with another agent that’s ongoing.

So those are our primary clinical projects in the oncology space.  We also have done some clinical trials with influenza, as we’ve announced, and while it’s faded from the public attention, we still believe that having synthetic (peptide) is important in preparedness for pandemic influenza.  We also believe that this could have a place for the clinic for seasonal influenza.

Finally I’d also like to say that we’re working on a diabetes (inaudible) so this is an immuno-modulator whereby we can inhibit the autoimmune process which is the basis for Type-I diabetes.  This is the pre-clinical stage, but we’re very hopeful to bring that into the clinic in the not-too-distant future.  So those are our primary projects, we also have a few pre-clinical projects such as (HPB) which is the causative agent in cervical cancer, that we’re also pursuing.  So I think we have a rough pipeline, and as I said at the beginning, I feel very positive about both the pipelines, the development of potential Antigen Express as well as the recurrent environment for developing those projects.  So with that, I’d like to turn it over the Craig for his comments.

Craig Eagle:
Thanks Eric.  For the people on the phone, my name is Craig Eagle, and I’m an MD by training in Australia, and I’ve been working with Generex for the last six to nine months as part of its Scientific Advisory Board, and really what I want to do and discuss today was two very high-level concepts particularly around Antigen Express and the immune portfolio.  And the first is around the science.  We all every day depend upon the immune system to protect us from diseases whether it be cancer or infections.  And we know, and certainly many companies in the field of cancer technology are looking at ways to augment the immune system to attack cancer.  One of the things that Antigen Express is working on is looking at it from two angles.  One is to stimulate the immune system in itself, that’s (two key) protein, and the other is to (inaudible) direct and stimulate the immune system to a specific target.  Now the beauty of this approach and the reason that I think there’s a lot of potential research required here to prove whether these compounds achieve treatment in cancer centers around the fact that, as Eric mentioned, the platform.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

In particular the platform of stimulating the immune system and directing it is a platform that has been recommended in the scientific world of (immuno-) oncology, and at the moment, the forerunner is looking at HERC2 breast cancer.  Now the beauty of looking at HERC2 breast cancer as the forerunner is that Antigen Express, I believe, has designed the right experiments to test whether the vaccine works, but also HERC2 expression breast cancer is an area that has already shown and been well defined to have benefit from treatment, in particular, people may be familiar with a product called Herceptin, and Herceptin was a breakthrough for treating patients with that particular cancer.

And so the vaccine will then add and be able to augment potentially the immune system in a (robified) cancer population that still needs further treatment.  Also, what makes it exciting from the Antigen Express point of view, in my view, is related to the fact that they can build on that cancer immunology to then branch out to other cancers where there could be positive results.  In particular, the signs would suggest that the HERC2 expression, just like Herceptin, has been used in other cancers, could be explored with further research on its benefit there.

Finally I just want to move along to other areas, and Eric mentioned those, and that is the immune system could be used in (antigen effectives (ph) or as an immune modulator for areas like diabetes.  So now when you look across multiple and different biotech companies, and certainly from a research point of view, there are probably three criteria that are key to remember.  The first is that, as Eric mentioned, in the Antigen Express space there’s a platform.  A platform to stimulate the immune system to achieve what it needs to achieve to control cancer, infections and other diseases, and it’s just a case of producing, testing and doing the right research to develop those products forward.  The second area, then, is to do the right experiments and the right testing, and Eric and the team at Antigen Express have been working very hard to make sure that the trials that they are doing are trials that we (to the) right questions from a scientific point of view.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

So the quality of the trials has to be paramount and above all very important to show whether the (products) worth or not.  And finally the third area is actually an overall direction for the potential treatment of patients in a (robified) population.  So I’ve already mentioned that HERC2 breast cancer is well defined and there is a very significant unmet medical need with women with cancer of the breast who get their cancer progressing despite the best standard of care, and so there’s certainly potential here to actually save lives and help women with breast cancer.  So all in all I think that Antigen Express creates a great, stable platform to actually explore and research these compounds moving forward.  I’ll hand over now to Gerry Bernstein who can then further discuss the metabolic aspects of Generex.  Gerry?

Gerald Bernstein:
Thank you, Craig.  The Generex metabolic platform is extremely well placed to deal with the continuously expanding numbers of people not only with Type-II diabetes, but in addition, with the bottom of the iceberg, pre-diabetes, and the CDC has called out for aggressive treatment of pre-diabetes.  And all of this is geared to reducing risk for cardiovascular and microvascular complications.  To remind you, Oral-lyn is human regular insulin in a liquid formulation that is blown into the mouth with a simple device that allows the insulin to penetrate the lining of the mouth and go directly into the bloodstream, something like nitroglycerin.  What that allows is a very rapid entry of the insulin, a very early peak, and a return to baseline without any tale of activity, therefore minimizing the risk for hypoglycemia.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

The ease of use and the hypoglycemic risk reduction are critically important for patient and physician acceptance of the product, and I’d remind you to think of nitroglycerin and how quickly that works, it’s a very similar mechanism.  Secondly, the particles that (come) out of this device, it looks like an (inaudible) device, are two large to go into the lungs, and the acceleration out of the device is not strong enough to drive it down even if it could.  So, in no way, under any form, do our Oral-lyn particles enter the lungs.

The importance of all of this, again, it is a safe, simple, fast and flexible means of providing insulin into a population that is going to need it.  The second product which incorporates Metformin is utilizing medicinal gum.  One of the inhibitors of aggressive Metformin use is the size of the pill, the bitterness, and a number of other factors.  Incorporating it into a good-tasting gum will increase the number of people who will access Metformin.  Metformin and insulin, along with lifestyle changes, are basically the bulwark of treatment not only for existing clinical Type-II diabetes, but for the pre-diabetic population.

The other product, Glucose RapidSpray, which is an over-the-counter form of glucose, is particularly important because what is allows people to do is that, whether they have mild episodes of hypoglycemia, they are able to restore their blood glucose to normal and eliminate the disruptive symptoms by utilizing only the amount of glucose that is really necessary and not affording additional risk by running the blood sugar up to very high levels as happens with the larger dose.  It is not a rescue item, but in terms of quality of life, it plays a very important role.  And the concept of restoring glucose on a dose basis is something that we’ve been able to get people to accept and utilize with great satisfaction.  Now Oral-lyn is used currently either through protocols or commercially around the world, and I will pass on to George Markus so he can discuss some various protocols and the condition of Oral-lyn at the present time.  George?

George Markus:
Good morning everyone.  I would like to now provide the Regulatory and Scientific Affairs status update for the three key areas, we’ve got Generex Oral-lyn, (for med) control, as well as Insulin for Pets.  For each of these projects there are two key areas that we will now update the status for, and that will be for clinical studies as well as for regulatory registrations.  For Generex Oral-lyn, our currently global pivotal study that is being conducted on subjects with Type-I diabetes is near completion of the enrollment phase.  It is believed that earlier estimates of required subjects for the non-inferiority designed study will be reached soon.  This milestone is significant as the treatment phase will formally end following a six-month period after the last subject enrolls in the study.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Its agency has agreed to have our marketing application submitted following the treatment phase of the study, Generex would start submitting electronic CTDs to global agencies as early as 2Q 2011.  With this in place, the final updated clinical data would be submitted to global agencies following the completion of the follow-up phase of the study which would be approximately six to eight months later, and this would be approximately 4Q 2011.

All historic clinical studies conducted to date have been formally written up as study reports in ICH format.  This will assist us for all future regulatory submissions for global marketing application.  Other clinical studies are also being planned to support various label claims, and they are actively being pursued.  Communications with global agencies will continue in order to facilitate the approval contract.  And finally our treatment IND is actively ongoing with (AE US).  Regarding the med control products, a major phase of our (inaudible) development has been completed.

Our formulated gum tablet has been determined to be bioequivalent to the innovator.  With this milestone, minor esthetic adjustments are still required, and this should be completed in the upcoming months.  It is anticipated that our marketing application may commence sometime in 2011, which will only follow the completion of (scale up) operations mandated by registration guidelines along with other similar bioequivalence confirmation studies.  Communications with global agencies are planned in order to facilitate the approval contract.

Our last segmented project, highlighted here, is Insulin for Pets.  (inaudible) studies have demonstrated the significance of the product using dogs.  Future studies are now being planned for animals with diabetes.  This will require development of the finished product and conduct of various clinical studies on animals.  (inaudible) dogs and cats at this point in time to establish and confirm (inaudible).  These activities including various registrations are scheduled for 2011 and 2012.  At this point, I would like to hand over the status (inaudible) to Dr. David Brusegard.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

David Brusegard:
Good morning.  I’m a consultant to Generex, and I was part of the due diligence team that traveled the campus, and my goal was to in fact examine the business process, the business practices and the potential for growth of GMD in context of joining with Generex.  We have to find necessary and creative synergies, as George has pointed out, the oral (rim) product, while not approved today, is very close.  We have the treatment IND in place, but one of the Catch 22 issues with the treatment IND is we are not allowed to market using traditional marketing activities, which means that we need a way to speak to doctors, consumers, and patients in the absence of the traditional marketing methodology.  What I discovered in looking at GMD for some time, is that they have in fact a contact engine.

They have a one-to-one relationship with patients which is second to none, they actually speak to them on a regular basis, talk to them about their medication use, sell them new strips and other related products,  and continue to contact them.  In addition, they recruit on an ongoing basis up to two thousand or more individuals which means their actual reach of diabetics who require treatment is well beyond that sixty-five thousand.  Their seven-eight-plus-person call center allows them to execute on that reach.  We can’t afford mass marketing, but this gives us some of the reach we need.

To complement this, they have an education engine which is not only a newsletter, but the ability to package in their product mailouts scientific information which can display, and not necessarily promote, but inform, consumers about Oral-lyn and other related products.  This allows us to actually reach doctors and, potentially, insurers through the consumer who is the first point of contact.  They also have a compliance monitor which we found extremely interesting, and most interesting to doctors and insurance companies.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

By compliance monitor, I mean they actually keep track of the utilization of testing products by consumers.  This is extremely important for the prevention of future complications and ossifications from patients.  Both doctors and insurers are extremely interested in the compliance behavior of consumers.  GMD gives us that ability to utilize that information to work closer with doctors, clinics and insurers and bring some of the issues we have to the fore.  One of our biggest issues is obviously the need to get traction on reimbursement for our product.

The product is not currently on formularies, but positioning the GMD gives us the ability to talk about reimbursement for the (in-zone) component of our product with insurers.  It also gives us the partnership with a company that understands for every state in the union, the reimbursement process with the exception process has relationships with payors and their billing departments on an ongoing basis.  Lastly, this is a selling engine for pharmaceutical products related to diabetes.  Not only does this position well our Oral-lyn product and the Metformin product, but anything else we should bring to that particular platform.

If existing substantial revenue and double-digit growth we’ve examined from detail—and even in the process of extensive health reform through the Obama administration, they have managed to maintain that growth, which is an Herculean achievement from some perspectives.  Now all in all, our conclusions on this business were that (inaudible) it solved a significant number of the challenges that face Generex, and through this acquisition gave us a platform for the launch of Oral-lyn when it was finally approved, but also the ability to execute on the treatment IND right now and also to move our current products into that market right now.  Thank you.  I’m now going to call on Dr. Joseph Rubinfeld to give us a final update on his project.

Joseph Rubinfeld:
Good morning, everybody.  As you are well aware, I joined the Scientific Advisory Board of Generex eighteen months ago, and one of the reasons I was drawn to it is because of the two platform technologies that they have.  And that’s very important to have platform technologies as well as products.  The platform technologies actually fit well into my background.  One was in cancer, and I was one of the initial founders of the oncology division in Bristol-Myers, and after that I went on to become the co-founder of Amgen, and out of Amgen, actually (Kiron) and Applied Biosystems were spinouts, and then I was also founder of (Supagen), and one of the things we did at both Bristol-Myers and (Supagen) was also concentrate on drug delivery.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

And so the second platform technology that actually Generex has is the buccal delivery system, and that can be applied across the board to many products, so it’s not just Oral-lyn that I was looking at, but a whole host of products.  So the science in Generex is very exciting.  Now, as with most biotech companies things take longer than people want, but that’s not a knock because the whole idea in the biotech industry is to stay around until you have a big hit.  And I bring, just as an example, Rituxan, which launched, actually, Genentech into the cancer business, was almost a dead product from my time, and at the last minute was rescued, and also Herceptin was the follow-on that was mentioned before.  So there are many examples in biotech where the initial thrust is not as good as you want, but then it turns out to be very advantageous.  And I think that’s what Generex has, and we are now, as you’ve heard from the other speakers, really moving things along.

We have reorganized, we have a scientific advisory board, between Greg Eagle and myself we have over seventy years of experience in this business.  We’re really doing things and getting things moving, and I believe in the future and the coming months, and as you saw our program really is for 2011, and that’s just around the corner.  So I think that Generex has crossed a milestone now, it’s almost finished with the actual enrollment phase of Oral-lyn, the vaccine is moving forward into the clinic, it’s actually in patients, so all in all, I think that people have to look to the future, think of Generex as one of the coming stars in biotech, and really put their efforts behind the team here, which is trying to build a very big biotech company.  Thank you.

Stephen Fellows:
Thank you very much, Dr. Rubinfeld.  I will now address the last item on our agenda which is the NASDAQ listing.  There’s been a great deal of discussion among management and stockholders about the NASDAQ listing.  As you are all aware, we have a vote coming up on Friday, which will determine whether or not we remain listed on NASDAQ.  I would like to reiterate that based on the current stock price, management intends to seek no more than a one for four reverse split.  Most people have very strong opinions regarding this issue, but I must emphasize that we believe the liquidity and corporate (inaudible) that the NASDAQ listing provides are extremely valuable assets to us at this time as we seek to add top caliber talent to our management team and establish partnerships for our pipeline of products.  In addition, an Exchange listing in almost all cases provides stockholders with better valuations as many institutions and small cap funds are prohibited from owning or investing in non-Exchange listed companies.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

While I’ve stated publicly that either way we will work to reach our corporate goals, we believe this course of action, that is remaining on NASDAQ, coupled with the right (inaudible) we intend to proceed with if the reverse stock split is approved, will enable our current stockholders to have the opportunity to participate in solidifying our company’s future without significant dilution.  In closing, I would like to thank our scientific team, our management team, our Board of Directors, our advisors and our stockholders for the support that they have given to us as we navigate Generex towards the realization of a very promising future.  We intend to work tirelessly to build our company into a driving force in diabetic care and a groundbreaking company in immuno-therapeutic vaccine treatment for cancers and viruses.  I am confident that we have the vision and dedication to reach these goals for the benefit of all of our stockholders.  Allow me to thank you all once again for joining us, and now Karen, our operator, will begin a formal question-and-answer session.

Operator:
Ladies and gentlemen, if you have a question at this time, please press star followed by the number one key on your touch-tone telephone.  If your question has been answered, or if you decide to remove yourself from the queue, you may press the pound key.  Once again, if anyone does have a question, please press star and then one at this time.  One moment for our first question, and our first question comes from the line of (David Carlin) of Legend Securities.

(David Carlin):	Hi Mark, how are you.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Mark Fletcher:	Not bad (David), how are you.

(David Carlin):
Great.  Congratulations on your recent announcements here.  The question I had is, coincidentally, and I doubt you’ve had a chance to really dig into the details yet, but Pfizer is purchasing King Pharmaceuticals, and it seems that one of the reasons for this purchase, which they are paying a pretty significant premium for the company, is to expand their distribution channels in this case primarily in the pain and pain management sectors; are there any similarities that you could draw with your purchase of Global Medical in terms of what you’ve discussed as far as adding distribution channels and marketing platforms for your diabetic products, and also, kind of part two to the question is, this acquisition versus the resources it would take to go out and build a distribution channel yourself.

Mark Fletcher:
Yes, actually there are some very valid comparisons.  Clearly with the acquisition of King Pharmaceutical, Pfizer is looking to access a distribution chain, and that’s exactly what we are seeking to do with this acquisition of Global Medical Direct, the distribution chain for Generex Oral-lyn and our other diabetes-related products.  And you are quite correct, Pfizer is paying a 40 percent premium to the stock price for King Pharmaceutical which is an indication of the value to organizations like Generex for distribution networks of this sort.

Joseph Rubinfeld:	Again, Mark, $3.6 billion is a far cry from $25 million.

Mark Fletcher:	That’s very true, very true.

(David Carlin):	And Mark, just kind of a follow up item, versus the cost of building it yourself and the time it would take, can you touch on the value of the acquisition in that regard.

Mark Fletcher:
Well, certainly.  Global Medical Direct is a company that’s been around for more than five years, and a great deal of time, effort and money has been spent building it to where it is, a very successful and growing organization.  In my view, our valuation for 51 percent interest in this business is spot on; the amount of money that it would take for Generex to create this kind of a distribution chain on its own would be prohibitive.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

(David Carlin):	Great, thank you.

Operator:	And our next question comes from the line of (Steve Frazier), a private investor.

(Steve Frazier):
Yes, hi Mark.  Congratulations on your interim CEO position, I hope all is going well, you seem like you’re very active in it, you got thrown right into it.  First question is how is the search for the new CEO, has it started already?

Mark Fletcher:
I believe that the special committee’s intention is to engage a search firm.  The last I heard was that they were interviewing a number of different candidates for that executive search position, and they will proceed to look at candidates.

(Steve Frazier):
OK, so as far as you know, they have actually started that search; we just don’t have a time frame as of yet as to whether you become the permanent CEO or whether some more suitable replacement is found.  We don’t have a time frame as of yet?

Mark Fletcher:	That’s right. There is no specific time frame at this point.

(Steve Frazier):
OK, that’s fine.  I guess the next question regarding your split, many investors are concerned because they feel companies are shorted right after their stock is reversed they’re right back down.  I happen to believe that’s the case for companies without revenues, but I think for companies that have revenues I don’t think that is the case and we can actually excel from there.  I’m not negative to the reverse split any longer provided the revenues from this purchase were to kick in fairly quickly.  Now I think the purchase here is looking to be finalized by January of 2011, and if it is, is that when we would start actually recognizing revenue from the company?

Mark Fletcher:
That is correct.  Our closing for the GMD acquisition is scheduled for January of 2011, and of course only 51 percent of GMD will result in the consolidation of our balance sheets and our access to GMD revenue, so there will be revenue on go-forward basis, and I agree with you that in terms of a reverse stock split, not only the revenue but the fact that Generex has a very robust and  mature pipeline ought to provide a great deal of value support for the stock on a post-reverse stock split basis, particularly when we proceed with the rights offering and bring some money into the bottom line.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

(Steve Frazier):
That’s the next question, is on the rights offering, but the pipeline is mature now, and it’s still not putting the stock very well, so the reverse split is not really the catalyst, I think it’s revenues, and like you said, 51 percent of the new company’s revenues are approximately $4 million of net profit is what is projected for 2010, and hopefully that will be increasing in double digits that growth going forward, and when you add in Generex products, like the Glucometer and RapidSpray and everything else into there, it should increase the profits much more substantially, but as far as the rights offering, from reading it, I know it’s one share and two warrants, can you explain a little more, I don’t recall whether warrants—was one of them going to be basically at a zero cost warrant, and another one was going to be at some (insulated) price in the future?

Mark Fletcher:
Well unfortunately the SEC has a lot of very stringent rules related to disclosure of offerings and offering terms and those rules prohibit me from saying anything beyond what we put in the press release related to the rights offering yesterday.  The plan is to issue units consisting of one share and two separate warrants, but at this point I can’t say anything about the pricing of the units or the warrant terms, that will have to wait until we file a rights offering circular with the SEC.

(Steve Frazier):	OK, well, warrants in general I would think have at least a five year term on them, so even though I guess you can’t say that, at this point either?

Mark Fletcher:	No, unfortunately not. I would get a rap on the wrist from the SEC if I were to do that. And you’re a lawyer, you should know that.

(Steve Frazier):
I do know that (chuckles).  Well, as far as the record base on the rights offering, are you able to tell us, is it basically going to be the reverse split date or is there going to be some time in the future whenever the proper information is filed with the SEC as the terms of the rights offering, is that going to be the record date for shareholders of record?

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Mark Fletcher:	The record date will be sometime after the reverse stock split takes place.

(Steve Frazier):	OK, so anybody who’s buying stock at this point will still be able to take advantage of the rights offering when it happens.

Mark Fletcher:	That’s right, as long as they still hold the stock on that record date.

(Steve Frazier):
OK, yes, I understand, that’s no problem.  Now, if I could ask Dr. Bernstein about the Metformin gum?  Are you still there Dr. Bernstein?  OK.  We met up at the ATM, I was there with another gentleman, with Rick Stephens (ph), and we had a nice conversation up there, and I do appreciate all the time that you gave us up there on that.  Metformin gum I thought was kind of on the back burner so let me ask some questions because it sounds now like the bioequivalent (use) has made a statement on that, and it looks like at this point we should be able to move forward with the next Metformin gum?

Gerry Bernstein:
That’s correct, and we actually had a meeting with the gum company during the E.A.S.T., I believe it was, and ironed out some of the production issues that maybe are things that we usually don’t pay too much attention to that were inhibiting the progress, and I think on both sides everybody went out very happy that we were going to be able to move forward on it.

(Steve Frazier) :	Any time frame, though, on that?

Gerry Bernstein:	I have to pass it on to somebody else.

Mark Fletcher:	George Markus will refer to that.

George Markus:	We’re anticipating the commencement of some major activity in 2011.

(Steve Frazier):	As far as 2011, is that calendar year 2011?

George Markus:	Yes, that’s right.

(Steve Frazier):	OK, so would that be to start production, or would that be to just submit required documents and actually the sales might not start until 2012, or are we looking to start in 2011.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

George Markus:
Sales definitely would not start in 2011.  With some additional R&D refinement, we would be expecting to scale out some final R&D work and then if possible do the submissions in 2011, and the agency timelines for these kinds of submissions are usually not less than a year, so our approval would be anticipated sometime in 2012 if that was the case.

(Steve Frazier):	OK, gotcha. And how are we coming along on the Metformin tab that we had discussed at the ATM meeting a few months back.

George Markus:	That is the product that we’re talking about. It looks like a tablet, but it’s a gum tablet.

(Steve Frazier):	Oh, OK. I thought there was going to be a dissolvable tab underneath the tongue as well that you’re looking at.

George Markus:	Not at this point in time, no.

(Steve Frazier):	OK, I remember having that conversation, not with you specifically but with Mitch Wilson (ph) up there in the question-and-answer session, but I guess the gum is the closer product at this point.

George Markus:	That is correct.

(Steve Frazier):	OK. And if I could ask Dr. Brusegard about the website, how are we coming along on redesigning Generex’s website that you had mentioned you were working on several months ago.

David Brusegard:
We are doing extremely well on that, and we actually wanted to make sure that we could integrate GMD’s activities and ours with theirs, so that website’s modification program is well underway, and at the same time we now need to bring the two companies together so that in time we can cross sell, cross market and cross educate.  So there’s a little more work to be done, but we are clearly on top of it.

(Steve Frazier):
OK, from what I heard on the conference call here, are we limited on what we can advertise as far as the treatment IND sites, since now we have the Generex PX IND.com site, I thought they were going to be able to put some little ads on diabetic websites to try to direct people and educate them about the treatment IND site.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

David Brusegard:	We can put very straightforward informative text links on other websites, and that product is underway, we’re waiting final approve of the verbiage from the FDA and the IRD.

(Steve Frazier):	OK, so we’re still waiting on that, because that was two and a half months ago, and I thought that you were expecting that within days.

David Brusegard:	We have made multiple submissions, and it turns out that their activities are (inaudible) and not events, so it’s taking us some time to navigate through that particular field.

(Steve Frazier):	OK, I can understand that, that’s great. Thank you for that. Is Dr. Rubinfeld still on the conference call?

Joseph Rubinfeld:	Yes, I’m still here.

(Steve Frazier):
OK, I just wanted to check on the white paper status, I know I had asked a question at the shareholders meeting, I know you weren’t able to attend, but I had asked and (Mitch Wilson) had answered that you’ve made many, many, many changes to everything that you’re writing up on your white paper that was to come out some time earlier this year.  Are we still expecting this white paper, are we going to finalize anything, or are we pretty much not going to see that at this time.

Joseph Rubinfeld:	I’ll confirm that with (Joe Moscotto), but there is a draft in circulation at the moment, so I can ask Joe to sort of update where we stand.

Mark Fletcher:
I can address that.  Dr. Joe is correct, we do have a draft in circulation, and we’re in the process of making some refinements to it.  I hesitate to say exactly when we will be finished with it because in the case of this particular white paper there are quite a few cooks in the kitchen, but we are working on it, and we will be in a position to release something in due course.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

(Steve Frazier):	OK, a lot of cooks, but are we talking maybe January, if you can give maybe a few months’ time frame, you don’t have to give an exact date.

Mark Fletcher:	I would say within the next few months, yes.

(Steve Frazier):
OK, within the next few months.  That’s fine.  I guess if I could ask Dr. Von Hofe, we have several different, obviously, virus vaccines between (AD) and HIV and swine and everything going on in phase I, are they all pretty much going to stay in phase I, or are we going to get one of them out of phase I so that when a pandemic does happen, we can actually get a product out there?

Eric Von Hofe:
Right.  We’ve done a phase I trial with peptides that were initially derived from the H5 avian influenza, and they have to (inaudible) a region that was analogous to the H1N1 swine from last year.  So, we are still pursuing that actively, what we’re trying to do now is to get a complete combination of peptides together which would be sufficient to generate a response in greater than 80 percent of the people who receive that vaccine.  So as soon as we have that formulation, what we plan to do is then to do trials of that formulation which would still be of the phase I phase II trial to advance, so we are definitely still working on that line.  The issue there also is that while we believe it’s clearly very important for pandemic, it can also have benefit in individuals in vaccination against the seasonal flu, particularly with the elderly and the very young, who don’t respond that well to the traditional vaccine alone.  So, yes, we are moving forward with that.

(Steve Frazier):
OK, wonderful.  I’m glad to hear Dr. Eagle (inaudible), but I’m glad to hear you’re there.  I guess the last question would be more of a statement, well I guess it is a question, can you give us an update as to why Anna Gluskin was actually removed from all positions except for the Board of Directors position?

Mark Fletcher:	Unfortunately we can’t do that at this point. What transpired was between the Board of Directors and Ms. Gluskin, and at this point we can’t make any comment on it.

(Steve Frazier):
OK.  From the shareholders’ view though, and I hope the Board does listen to this, I know that the Board is not there, but from the shareholders’ view, Ms. Gluskin and Ms. Perri are still Board members, so they need to be involved with future Board reviews and Board decisions, and whether they remove her from her executive position with Generex, she still needs to be involved in the Board positions otherwise they will potentially open themselves up to liability because they’re not allowing the Board members that were actually voted into the Board to actually have a say, so I hope they are involving them in that process.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Thank you very much for allowing me all this time, you gave me a lot of time, and especially with other questions, and if you have time for other questions, but again, I do like to feel as far as—because it does have revenue and it does have a lot of synergy—so I’m not opposed to a split, but there are a lot of strong feelings out there, and hopefully some of those will be satisfied here.  Thank you very much for your time.

Mark Fletcher:	Thank you, Mr. (Frazier).

Operator:	Thank you, and our next question comes from the line of (Scott Kovak) a private investor.

(Scott Kovak):	Good morning, gentlemen, how are you today.

Mark Fletcher:	Not bad, how are you.

(Scott Kovak):
Good.  A couple of questions specifically about the GMD acquisition; in your press release yesterday you not only talked about that acquisition, but you also included the request to shareholders to support the reverse split; the question that I had is can you please talk about the relationship between the reverse split and that looming acquisition, in other words, as currently negotiated, is the reverse split required to move forward with that, if it’s not, without the reverse split, if it’s not approved, where’s the cash going to come from, in other words, what’s the Plan B if the reverse split is not approved.

Mark Fletcher:
The GMD acquisition will go forward without regard to whether or not the reverse stock split is approved, and you are quite right, as a development stage company, Generex will have to raise additional capital to proceed with this development effort, and we’ll also need somebody to fund the GMD acquisition.  Without regard to whether we stay on NASDAQ or move to the over-the-counter bulletin board, we will be raising money.  As we’ve said before, our view is that we can raise money on more attractive terms, the NASDAQ capital market rather than the bulletin board, but either way, we will proceed.  Our feeling is that the GMD acquisition will provide additional value to the Generex brand that will support the stock on a post-reverse stock split basis.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

(Scott Kovak):
I understand.  Can you please offer—I know in the past the number of 750 million potential shares in the shelf offering as potentially being offered and then floated, given the potential of a 4 to 1 stock split, are you reducing that 750 million by one fourth, or do you still want to keep that 750 million as a total offering after the stock splits 4 to 1.

Mark Fletcher:
Well the way proposal that’s put forward to the stockholders is crafted, in the event of a four to one split, the 750 million would still remain as the authorized capital number, but I would exhort people not to make the assumption that Generex is going to be issuing 750 million shares in the near future.  That’s simply the amount of stock that’s theoretically available in the treasury.  [NOTE/CORRECTION:  In the event that the reverse stock split proposal is approved by the stockholders and the Board of Directors selects a reverse stock split ratio of 1-for-4, Generex’s authorized shares of common stock would be reduced from 750,000,000 to 500,000,000.]

(Scott Kovak):	Yes, well I’m sure you would agree that although you don’t want stockholders to assume it could go that high, if you have the ability—then still—are you considering that a poison until then?

Mark Fletcher:	I don’t follow how it would be a poison pill.

(Scott Kovak):
Well then you have that many shares in your coffer that if there were some sort of an approach by somebody to accumulate a large position, then you would obviously be able to issue more shares that were company friendly.

Mark Fletcher:	We could only issue that stock for valuable consideration, so, we couldn’t simply issue the stock, it would have to be issued to exchange for something of value, namely cash.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

(Scott Kovak):
Or company support.   OK, my final question, and I’ll let you guys move on, and thank you for the specificity in this call, it was greatly appreciated, and a very simple question, in the past few months since the proxy been filed, has Generex spent any money specifically focused on soliciting shareholder support for the reverse split, and if so, how much.

Mark Fletcher:	We have spent some money on our proxy solicitation agent, Morrell & Company, and I’ll ask Mr. Fellows if he has any idea how much it is at this point.

Stephen Fellows:	About $25,000 in proxy solicitation fees.

(Scott Kovak):	OK, and was there any focus specifically on large shareholders or was it a global effort without consideration to the size.

Stephen Fellows:
It’s a global effort, but we are focusing on larger shareholders and Generex representatives have made contact with some of the larger holders to keep them in the loop and to solicit their votes in favor of the split.

(Scott Kovak):	OK, thank you for your time.

Mark Fletcher:	Thank you very much.

Operator:	Thank you, and would you like to take the next question?

Mark Fletcher:	Sure.

Operator:	Alright, our next question comes from the line of (William Hanschumaker) of C&H.

(William Hanschumaker):
Gentlemen, thank you very much for letting me speak.  I’m a private contractor and pretty nervous, I’ve never done this before, but I’m a proud shareholder of 160,000 shares for five and a half years, and I’m really impressed listening to the Board and it sounds like we have quite a team now, and first and foremost on the list things I want to talk about, but now I’m so impressed—I have a thirty-year-old son that has an autoimmune disease for five years, and it’s called polymyositis, and his CPK count is 2,900, but he has a great doctor, and we’re going to arrange bringing him to Boston, and we’re stabilizing it, but my main concerns when I’m (inaudible) every conference call in five and a half years, and I’m very nervous, so please bear with me, but first and foremost I really do not think that Anna has gotten the right solicitation, I don’t think she’s a malicious person, I think that she has really been destined to take this company forward, and we need companies like Generex to find cures for people like my son, and I have eight brothers and sisters and my wife has eight brothers and sisters, and they have diabetic and breast cancer, and we lost two friends that are in their 20s to cervical cancer, and my parents and half of my family have cancer.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

I’m sorry about babbling, but I really am a proud shareholder, and I would like to know—about the reverse split—I mean I’m not totally against it, but I’ve lost a lot of money because everything I have, I’m 59 years old, and I’m self-employed, I could build you a nice house, but I’m not a scientist, and you guys sound like you are really on track, and I really hope that we are going to go forward, and I’m going to stay with this company till the end, and I don’t think anyone ever calls in my position.  I know you’re not a scam, I’ve been following you and I listen to every single conference call, and I’m just so upset looking on the Apple message board every day, there’s so many hackers and bashers, and this is what the problem is, and you guys are normally good, but what else can you do for us.  I’m begging you, I pray that this doesn’t fall (inaudible).  So much money I lost in ten years, twice on a reverse split with another drug company, and (inaudible) and Delphi went belly up, and we were devoting all that stock for ten years, and all of a sudden there was all those zeros in  my account when they came out of bankruptcy.

Mark Fletcher:
I can tell you that we’re definitely not scammers, speaking personally, the key to my future is the same as the key to Generex’s future.  I too am a stockholder and I understand your concerns about a reverse stock split but I have to say that I think that in the case of Generex, the combination of the GMD acquisition together with the status of our pipeline of products, puts us in a position where we can not only maintain value on a post reverse stock split basis, but increase it.  And that is our goal.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

(William Hanschumaker):
It sounds like a good goal.  I mean, I think in the long run you’re probably correct that—why wouldn’t anyone invest in a company that’s (inaudible) institution, and if it’s a penny stock, they’ve restricted it in a lot of cases, but since it goes to $4.00 after a split and then it goes down to $0.08 again, but I just keep on buying I keep dollar cost averaging, and I’m all the way from $2.00 down to $0.62, that’s my dollar cost average, but I’m staying, I’m sticking with it.

Mark Fletcher:
We appreciate that, and myself and everybody else on this call today is going to work very hard to not only make sure that that doesn’t happen but make sure that the opposite happens, that the price will go up.

(William Hanschumaker):	Yes, and I really think that is true, I don’t think there is a liar amongst you, I really don’t.

Mark Fletcher:	Thank you very much, we appreciate that.

(William Hanschumaker):
And if anyone on the Board and they are a scientist, boy, I’m totally impressed with everything I’ve heard, every single word, and it sounds like the scientists and doctors that are present might even know what polymyositis is, that my son has.

Mark Fletcher:	Thank you very much, sir, we definitely appreciate your support.

(William Hanschumaker):
Yes, thank you.  If someone knows (Dr. Weinblatt) in Brigham and Women’s, he’s fantastic, and anyone has any suggestions or remarks concerning polymyositis,  I’d be—it sounds like, you, Generex, might even in ten years have a cure for my son, and I really think that’s the kind of company you are.  And I appreciate you…

Mark Fletcher:	Thank you very much. We appreciate that. I’m told that we have time for one more question due to time constraints today, so Karen, who is our next caller.

Operator:	Our final question for today comes from the line of (Michael Pacefic), and pardon that I got that wrong, of (City Tummel).

(Michael Pacefic):	How are you doing.

 GENEREX BIOTECHNOLOGY CORPORATION
Moderator: Mark Fletcher
10-12-10/10:00 a.m. ET
Confirmation # 17067266

Mark Fletcher:	Not bad, (Michael), how are you.

(Michael Pacefic):
Good, good, thanks.  I’m going to keep this extremely brief, I am a private shareholder, and I know in the past that we voted down a potential reverse split, and I just wanted to know if this next vote will be the final vote.

Mark Fletcher:
Yes, it will.  Because of the signing of the NASDAQ rule, this is our last kick at the can for reverse stock split, so if it’s not approved at the meeting on Friday, then we move on and we don’t pursue that for the foreseeable future.

(Michael Pacefic):	OK, and I may have mistakenly read this but didn’t it say if we came to a material agreement that we would get another extension, or did I misread.

Mark Fletcher:
I’m not sure what you’re referring to, but again, the way the NASDAQ rules work, the end of the line is this Friday, October 15.  And if NASDAQ has no further discretion that’s because of the SEC rules, the discretion ends on October 15, and no further extensions are in the offing.

(Michael Pacefic):	Alright, sounds good, and I appreciate all your help, and keep up the good work. Take care.

Mark Fletcher:
Thank you very much.   So I would reiterate that we thank everyone for joining us today, I want to give my personal thanks to all the members of our team that participated in today’s call, we as always appreciate your time and effort.  Thank you very much.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may now disconnect. Everyone, have a good day.

END